                                                                    EXHIBIT 99.1

                      CONAGRA FOODS, INC. AND SUBSIDIARIES
          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                FOR THE THIRTY-NINE WEEKS ENDED FEBRUARY 25, 2001
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

The following unaudited pro forma combined condensed statements of earnings give effect to the merger of International Home Foods, Inc. with and into a wholly owned subsidiary of ConAgra Foods, Inc. on August 24, 2000 using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed statements of earnings should be read in conjunction with the audited and unaudited historical consolidated financial statements and notes of ConAgra Foods and International Home Foods.

The unaudited pro forma combined condensed statements of earnings give effect to the merger as if it had occurred at the beginning of the period presented. ConAgra Foods' fiscal year ended on May 28, 2000 and International Home Foods' fiscal year ended on December 31, 1999. The unaudited pro forma combined condensed statements of earnings for the year ended May 28, 2000 and the thirty-nine weeks ended February 25, 2001 combine the historical consolidated statements of earnings of ConAgra Foods with the recasted unaudited consolidated statements of earnings of International Home Foods for the twelve-month and three-month periods ended June 30, 2000. For purposes of presenting the unaudited pro forma combined condensed statements of earnings, International Home Foods' fiscal year has been recasted to June 30, 2000, by including the unaudited reported financial statements for the quarter ended June 30, 2000 and the three previous quarters ended March 31, 2000, December 31, 1999 and September 30, 1999. The merger is reflected in ConAgra Foods' historical unaudited consolidated balance sheet as of February 25, 2001, and accordingly no pro forma balance sheet is provided.

The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and assumptions that the managements of ConAgra Foods and International Home Foods believe are reasonable. The pro forma adjustments are based on the information and assumptions currently available. The purchase price allocation will be completed after the finalization of asset and liability valuations. The unaudited pro forma combined condensed statements of earnings are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results of the merged companies. The unaudited pro forma combined condensed financial statements do not give effect to any potential cost savings or other operating synergies that ConAgra Foods expects to result from the transaction.

                                                                    EXHIBIT 99.1

                      CONAGRA FOODS, INC. AND SUBSIDIARIES
          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
               FOR THE THIRTY-NINE WEEKS ENDED FEBRUARY 25, 2001
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)


                                          CONAGRA FOODS      INTERNATIONAL HOME FOODS
                                        THIRTY-NINE WEEKS          THREE MONTHS                   PRO FORMA
                                              ENDED                    ENDED             ------------------------
                                       FEBRUARY 25, 2001(1)      JUNE 30, 2000(2)        ADJUSTMENTS(3)   COMBINED
                                       --------------------  -------------------------   --------------   --------
Net Sales.........................            $20,510.7                 $530.6             $ (92.5)      $ 20,948.8
Costs and Expenses:
  Cost of goods sold..............             17,324.6                  270.5                 26.0        17,621.1
  Selling, general and
     administrative expenses......              1,976.5                  189.1              (106.1)         2,059.5
  Interest expense................                323.2                   24.3                 13.3           360.8
                                               --------                 ------              -------      ----------
                                               19,624.3                  483.9               (66.8)        20,041.4
                                               --------                  -----               ------      ----------

Income before income taxes........                886.4                   46.7               (25.7)           907.4
Income taxes......................                340.1                   17.7                (7.4)           350.4
                                               --------                 ------              -------      ----------

Net income .......................              $ 546.3                 $ 29.0             $ (18.3)          $557.0
                                                =======                 ======             ========          ======

Income per share - basic(4):                    $  1.08                 $  .39                               $ 1.07
                                                =======                 ======                               ======

Income per share - diluted(4):                  $  1.07                 $  .38                               $ 1.06
                                                =======                 ======                               ======

   See notes to unaudited pro forma combined condensed financial statements.

                                                                EXHIBIT 99.1

                      CONAGRA FOODS, INC. AND SUBSIDIARIES
          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                         FOR THE YEAR ENDED MAY 28, 2000
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                          CONAGRA FOODS      INTERNATIONAL HOME FOODS
                                           FISCAL YEAR            FISCAL YEAR                     PRO FORMA
                                              ENDED                  ENDED              ----------------------------
                                         MAY 28, 2000(1)      JUNE 30, 2000(2)          ADJUSTMENTS(3)   COMBINED(5)
                                       -------------------   ------------------------   --------------   -----------
Net Sales.........................          $25,794.2               $2,209.7              $(375.6)       $27,628.3

Costs and Expenses:
  Cost of goods sold..............           22,151.4                1,150.8                 108.4        23,410.6
  Selling, general and
      administrative expenses.....            2,350.8                  762.6               (434.2)         2,679.2
  Interest expense................              303.7                   99.9                  50.8           454.4
  Restructuring/Impairment charges              322.2                     --                    --           322.2
                                             --------                 ------               -------       ---------
                                             25,128.1                2,013.3               (275.0)        26,866.4
                                             --------                -------               -------       ---------
Income before income taxes........              666.1                  196.4               (100.6)           761.9
Income taxes......................              253.1                   96.1                (28.8)           320.4
                                             --------                -------               -------       ---------

Net Income .......................            $ 413.0                $ 100.3               $(71.8)         $ 441.5
                                              =======                =======               =======         =======

Income per share - basic(4):                   $  .87                $  1.36                                $  .85
                                               ======                =======                                ======

Income per share - diluted(4):                 $  .86                $  1.32                                $  .85
                                               ======                =======                                ======


   See notes to unaudited pro forma combined condensed financial statements.

                                                                   EXHIBIT 99.1

                      CONAGRA FOODS, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

On August 24, 2000, ConAgra Foods acquired all of the issued and outstanding shares of common stock and stock options of International Home Foods in a transaction accounted for as a purchase business combination. The assets acquired and liabilities assumed will be assigned a portion of the purchase price equal to their respective fair market values at August 24, 2000. The unaudited pro forma combined condensed financial statements are based on the following:

1. The historical consolidated condensed statements of earnings of ConAgra Foods. The merger is reflected in ConAgra Foods' historical unadudited statement of earnings for the twenty-six weeks ended February 25, 2001, and accordingly the unadudited pro forma combined condensed statement of earnings for the thirty-nine weeks ended February 25, 2001 combine the historical unaudited consolidated condensed statement of earnings of ConAgra Foods with the unadudited consolidated condensed statements of earnings of International Home Foods for the three-month period ended June 30, 2000.

2. The historical consolidated condensed statements of earnings of International Home Foods recasted for the twelve-month and three-month periods ended June 30, 2000.

3.   The pro forma statements of earnings adjustments are as follows:

     a. Provide depreciation and amortization of the fair values assigned to all identifiable tangible and intangible assets. The excess of the purchase price over the net assets acquired has preliminarily been allocated to brands, trademarks and goodwill and is being amortized using the straight-line method over 40 years.

          ConAgra Foods expects to allocate a portion of the purchase price to buildings, machinery and equipment and other intangible assets. Assuming these assets had a weighted average life of 20 years, for each $100.0 million allocated to buildings, machinery and equipment or other intangible assets, pro forma operating expenses would increase by $3.5 million and pro forma net income would decrease by $1.6 million.

     b. Reclassification of International Home Foods' trade promotion expenses from selling, general and administrative expenses to net sales to conform to ConAgra Foods' presentation, as well as reclassification of certain International Home Foods' freight costs from selling, general and administrative expenses to cost of goods sold to conform to ConAgra Foods' presentation.

     c. Adjust interest expense relating to (1) additional borrowings under ConAgra Foods' credit facilities of approximately $875 million for the cash portion of the purchase price and approximately $719 million for the repayment of International Home Foods' credit facilities at an assumed interest rate of 7.81% and (2) additional borrowings of $385 million at 6.8% for the repayment of International Home Foods' $385 million 10.375% Senior Secured Notes as follows:

                                                                         THIRTY-NINE             FISCAL YEAR
                                                                          WEEKS ENDED               ENDED
                                                                      FEBRUARY 25, 2001          MAY 28, 2000
                                                                      -----------------          -------------
                  Interest expense on credit facilities                    $  31.1                 $ 124.5
                  Interest expense on long-term borrowings                     6.5                    26.2
                  IHF historical interest expense                            (24.3)                  (99.9)
                                                                           --------                 -------
                           Net adjustment                                  $  13.3                  $ 50.8
                                                                           ========                 ======

                                                                   EXHIBIT 99.1

                      CONAGRA FOODS, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)


          A .125% change in the interest rate on the new indebtedness would change interest expense by approximately $.6 million and $2.5 million for the thirty-nine weeks ended February 25, 2001 and fiscal year ended May 28, 2000, respectively.

     d. Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income. No pro forma income taxes have currently been provided on the portion of the purchase price preliminarily allocated to non-deductible goodwill.

4. The pro forma weighted average shares outstanding for the thirty-nine weeks ended February 25, 2001 and fiscal year ended May 28, 2000 are as follows:

                                                                    THIRTY-NINE WEEKS         FISCAL YEAR
                                                                          ENDED                  ENDED
                                                                    FEBRUARY 25, 2001        MAY 28, 2000
                                                                    -----------------        -------------
         Basic:
         Historical shares outstanding                                    507.5                  475.7
         Effect of shares issued                                           13.7                   41.0
                                                                          -----                  -----
                                                                          521.2                  516.7
                                                                          =====                  =====

         Diluted:
         Historical shares and share equivalents outstanding              510.6                  478.6
         Effect of shares issued                                           13.7                   41.0
         Effect of options assumed                                           .9                    2.6
                                                                          -----                  -----
                                                                          525.2                  522.2
                                                                          =====                  =====

5. ConAgra Foods' financial data for fiscal year ended May 28, 2000 includes restructuring plan charges of $621.4 million before tax ($385.3 million after tax). Excluding these restructuring plan charges, unaudited pro forma basic income per share for fiscal 2000 would be $1.60 and unaudited pro forma diluted income per share would be $1.58.

                                                                   EXHIBIT 99.1

                      CONAGRA FOODS, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)


6. The pro forma ratio of earnings to fixed charges for the thirty-nine weeks ended February 25, 2001 and fiscal year ended May 28, 2000 is as follows:


                                                                      THIRTY-NINE WEEKS          FISCAL YEAR
                                                                            ENDED                   ENDED
                                                                      FEBRUARY 25, 2001          MAY 28, 2000
                                                                      -----------------          ------------
         Fixed Charges as defined:
           Interest expense                                              $   383.2                $    502.0
           Capitalized interest                                                3.9                       5.5
           Interest in cost of goods sold                                     25.7                      31.4
           Preferred distributions of subsidiary                              18.3                      43.0
            One third of non-cancelable lease rent                            24.5                      35.2
                                                                         ---------                ----------
            Total fixed charges (A)                                      $   455.6                $    617.1
                                                                         =========                ==========

          Earnings as defined:
            Pretax income after elimination of undistributed
              earnings of equity method investees                        $   905.5                $    749.9
            Add fixed charges                                                455.6                     617.1
            Less capitalized interest                                         (3.9)                     (5.5)
                                                                         -----------              -----------
            Earnings and fixed charges (B)                               $ 1,357.2                $  1,361.5
                                                                         ===========              ===========

            Ratio of earnings to fixed charges (B/A)                           3.0                       2.2

     The pro forma ratio of earnings to fixed charges for the fiscal year ended May 28, 2000 includes restructuring plan charges of $621.4 million. Excluding these restructuring plan charges, the pro forma ratio of earnings to fixed charges for the fiscal year ended May 28, 2000 would be 3.2.